Exhibit 3.50

State of Delaware Secretary of State Division of Corporations Delivered 12:43 PM 06/19/2007 FILED 12:38 PM 06/19/2007 SRV 070725106 – 4373762 FILE

CERTIFICATE OF FORMATION

OF

BRAVO ACQUISITION I, LLC

ARTICLE I

NAME

The name of the Limited Liability Company is Bravo Acquisition I, LLC (the “Company”).

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the registered agent at that address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned authorized person, Edwin C. Pease, has executed this Certificate of Formation of Bravo Acquisition I, LLC this 18th day of June, 2007 in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

/s/ Edwin C. Pease
Edwin C. Pease, Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 03:53 PM 09/19/2007 FILED 03:53 PM 09/19/2007 SRV 071031921 – 4373762 FILE

CERTIFICATE OF MERGER

OF

BIOLUCENT, INC.

(a Delaware corporation)

WITH AND INTO

BRAVO ACQUISITION I, LLC

(a Delaware limited liability company)

In accordance with Section 264(c) of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLA”), the undersigned, Bravo Acquisition I, LLC, a Delaware limited liability company, does hereby certify as follows:

FIRST: That the name and state of incorporation of each of the constituent entities to the merger are as follows:

Name of Entity	State of Incorporation / Formation
Bravo Acquisition I, LLC (“Merger Sub”)	Delaware
BioLucent, Inc. (“BioLucent”)	Delaware

SECOND: That the Agreement and Plan of Merger, dated as of June 20, 2007 (the “Merger Agreement”), by and among Hologic, Inc., a Delaware corporation (“Hologic”), BioLucent, Bravo Transition, Inc., a Delaware corporation and wholly-owned subsidiary of Hologic, Merger Sub, and Steven Gex, solely in his capacity as Stockholder Representative (as defined therein), setting forth the terms and conditions of the merger of BioLucent with and into Merger Sub (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Sections 264 of the DGCL and Section 18-209 of the DLLA.

THIRD: That the name of the surviving entity (the “Surviving Entity”) of the Merger shall be “Bravo Acquisition I, LLC”.

FOURTH: That the Certificate of Formation of Merger Sub, as in effect immediately prior to the Merger, shall be amended on the date of the Merger as set forth in Article Eighth below, and, as so amended, shall constitute the Amended Certificate of Formation of the Surviving Entity.

FIFTH: That the executed Merger Agreement is on file at the principal place of business of the Surviving Entity located at 35 Crosby Drive, Bedford, MA 07130.

SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Entity, upon request and without cost, to any equityholder of either constituent entity.

SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

EIGHTH: After the date hereof, the Survivor shall amend its name to be known as “BioLucent, LLC.”

[Remainder of Page is Intentionally Left Blank.]

IN WITNESS WHEREOF, the Surviving Entity has caused this Certificate of Merger to be executed in its corporate name by a duly authorized person as of this 19th day of September, 2007.

BRAVO ACQUISITION I, LLC

BY:	/S/ Glenn Muir
Name:	Glenn Muir
Title:	Manager